Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Woody Wallace 312-245-2700
706-645-1391
bjohnson@charterbank.net or ckollar@charterbank.net	wwallace@tirc.com

Charter Financial Corporation Completes Sale of Common Stock and
Commences Trading on NASDAQ

West Point, GA, September 29, 2010 - Charter Financial Corporation (the “Company”) (NASDAQ: CHFN), the holding company for CharterBank, announced today that it has consummated the sale of approximately $34.2 million of common stock for net proceeds of approximately $30.6 million.  The Company also announced that its common stock has commenced trading on the NASDAQ Capital Market under the symbol CHFN.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank. Charter Financial Corporation is headquartered in West Point, Georgia, and operates 16 branches on Interstate highways in West Georgia and East Alabama.  Additional information regarding Charter Financial Corporation can be accessed on-line at www.charterbank.net.